Exhibit 99.1
CONTACT:
Sydney Siegmeth
VP, Global Communications
Media ONLY Hotline: (480) 444-4000
Press@axon.com
Axon Offers Free Body Cameras for Every Police Officer in the U.S.
TASER International changes name to Axon and makes wearable cameras available to all

SCOTTSDALE, Ariz., April 5, 2017 - TASER International (NASDAQ: TASR), the global leader in connected law enforcement technologies, announced today that it is launching a new program to equip every police officer in America with a body camera and changing its name to Axon (NASDAQ: AAXN). It will also provide supporting hardware, software, data storage, training, and support to police departments free of cost for one year.

“We are going 'all-in' to empower police officers to more safely and effectively do their jobs and drive important social change by making body cameras available to every officer in America,” said Rick Smith, Founder and CEO of Axon. “We believe these cameras are more than just tools to protect communities and the officers who serve them. They also hold the potential to change police work as we know it, by seamlessly collecting an impartial record and reducing the need for endless paperwork. That's why we're giving this opportunity to every single police officer in America.”

Axon's development of body cameras, cloud solutions, and other technologies is, in part, a response to the changing nature of police work. A recent Pew Research Center study painted a stark portrait of 21st-century policing. Policing, the study concluded, is harder today than it has ever been. Police officers expressed serious concerns about limited resources, lack of staffing, and equipment issues. Axon believes that technology can help address these problems.

“Cameras are the first of many steps toward a future where officers feel more confident and are freed from mundane report writing to focus more time on community policing,” said Smith. “Ask any officer about what prevents them from spending more time in the community, they'll tell you it's because they spend the majority of their shift filling out forms, often by hand. In time, cameras combined with artificial intelligence will make that very manual process automatic and effortless by creating video records to replace manual forms. The faster we can get this technology to officers who need it, the faster we can begin that process and free up officers' time to get back into the community, building better relationships with the people they serve.”

Axon is meeting the challenges officers face head-on. With this connected network of devices, apps, and people, officers can operate with confidence and focus on what matters: the people and community they serve. That's why Axon is giving every police officer in the United States access to its body-cam technology. The offer includes:

•	One Axon Body 2 camera per sworn officer

•	Digital evidence data storage with an Evidence.com “Unlimited Pro” license

•	Two mounts per officer

•	Docking station to securely upload body camera footage

•	Access to the full Axon Academy online training library

For additional information on how to sign up for the offer please visit: www.axon.com/offer. (This free, one-year trial offer is not available for any law enforcement agency or its officers in which Axon is participating in a request for proposal, a process that restricts communication with that agency or its officers.)

This offer gives departments the chance to prove the benefits of body camera technology before investing taxpayer dollars in purchasing it. Procurement remains a cumbersome, uncertain process: Even as police work and technology has evolved, procurement can still rely on paperwork, presentations, and promises-not field testing by actual officers. So departments end up purchasing technology without the input of the people who use it every day, often with dismal results.

Frontline officers are best positioned to evaluate and test this technology, and we encourage others in this space to give them that chance. Axon invites all providers of body cameras to join in this effort and provide free trial equipment for public safety agencies.

“The National Organization of Black Law Enforcement Executives (NOBLE) support the use of body cameras by police officers and have heard the call for their deployment from several communities demanding transparency. The offer from Axon is a bold move for the industry,” says Perry Tarrant, National President of NOBLE. “We believe body cameras offer a promising opportunity to increase transparency between police officers and the communities they serve.”

Since its inception, the TASER name has become synonymous with iconic, less-lethal weapons. Today, the company’s portfolio has grown to encompass a much wider range of technologies, including a rich ecosystem of connected devices and software applications.

Smith added about the name change, “Times are changing-and so are we. We are changing our name from TASER to Axon to reflect the evolution of our company from a weapons manufacturing company to a full solutions provider of cloud and mobile software, connected devices, wearable cameras, and now artificial intelligence. Axon is the brand that reflects the network of devices, applications, and people that is transforming public safety. TASER will remain one of our flagship products, but now as a single focused product brand for our suite of Smart Weapons. Axon is the company we have become.”

The new ticker symbol “AAXN” will become effective upon the opening of the Nasdaq market on April 6, 2017. The company's official website is now www.axon.com. Outstanding stock certificates will not be affected by the name change and will not need to be exchanged. All stock trading, filings and market-related information will be reported under the new corporate name and trading symbol.

Management will host a conference call tonight, April 5, 2017 at 6:00 p.m. (ET) to provide further information to investors. To join the live audio call, please dial 877-303-9126 (domestic) or 253-237-1156 (international). The call will also be available via live audio webcast on Axon's investor relations website at http://investor.axon.com.

Axon®, the ‘Delta Axon’ logo, Evidence.com,and TASER® are trademarks of Axon Enterprise, Inc., some of which are registered in the U.S. and other countries. For more information, visit www.axon.com/legal. All rights reserved.

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•	Axon on Twitter: https://twitter.com/axon_us

•	Axon on Facebook: https://www.facebook.com/axon_us

About Axon
Axon is a network of devices, apps, and people that helps law enforcement become smarter and safer. Our mission is to protect life. Our technologies give law enforcement the confidence, focus, and time they need to keep their communities safe. Our connected body cameras and evidence-management cloud allow police officers to work effectively and transparently, and our TASER Smart Weapons protect life without taking it.
We work hard for those who put themselves in harm's way for all of us. More than 180,000 lives and countless dollars have been saved with Axon's network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737.

Note to Investors
Please visit http://investor.axon.com, http://axon.com/news, www.twitter.com/axon_us and https://www.facebook.com/axon_us where Axon shares about the company, its financial information, and its business.
Visit our Investor Relations Safe Harbor Statement at: http://investor.axon.com/safeHarbor.cfm
For investor relations information please contact Arvind Bobra via email at IR@axon.com.

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